Exhibit 99.1

N E W S R E L E A S E

Contact: Bob Marsocci
(310) 964-4656

DIRECTV and National Rural Telecommunications

Cooperative End NRTC’s Exclusive Distribution Agreement

New Agreement Will Benefit Customers, Help Competition

in Rural America

El SEGUNDO, CA., June 2, 2004 – DIRECTV Inc., a unit of The DIRECTV Group, Inc. (NYSE: DTV) and provider of the nation’s leading digital multichannel television service, announced today that it and the National Rural Telecommunications Cooperative (NRTC) have agreed to end the NRTC’s exclusive DIRECTV service distribution contract effective immediately. Since 1994, the NRTC has had exclusive rights to distribute most DIRECTV services in rural NRTC territories.

In connection with this agreement, the NRTC’s separate agreements with its members and affiliates, including Pegasus Satellite Television, Inc., for sale of DIRECTV services, have been terminated, with an effective date of 90 days from today. The NRTC and DIRECTV have further agreed to enter into a new relationship that will provide NRTC members an opportunity to continue to participate as non-exclusive DIRECTV retailers and service providers.

Until the effective date of the member and Pegasus contract terminations on Aug. 31, 2004, DIRECTV will provide services through the NRTC to its members and Pegasus so that DIRECTV service to customers in NRTC territories will not be disrupted.

“We believe that terminating the NRTC’s exclusive distribution agreement is in the best interest of consumers and all parties involved,” said Steve Cox, executive vice president, Sales, Distribution and Business Development, DIRECTV, Inc. “With the

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DIRECTV/NRTC Agreement

settlement of the disputes with the NRTC and its members last year by mutual agreement and the subsequent successful conclusion of DIRECTV’s litigation with NRTC affiliate Pegasus, the time was right for the NRTC and DIRECTV to reach this new agreement.

“Management of both the NRTC and DIRECTV recognized that creating an artificial divide between rural America and the rest of the country for distribution of some DIRECTV services made the DIRECTV service less competitive with other multichannel video providers,” said Cox. “Furthermore, we have seen the number of subscribers to DIRECTV services in territories covered by the NRTC agreement steadily decline—primarily in Pegasus territories—in the last few years. We believe the termination of the old distribution arrangement will allow DIRECTV and NRTC to reverse this trend and compete more effectively in rural America. This can only be beneficial to consumers.”

NRTC members, but not affiliate Pegasus, also will have the option to either enter into direct contracts with DIRECTV to continue as an exclusive provider of DIRECTV service in their territories through June 30, 2011, or, to sell the contract rights to DIRECTV that were negotiated as part of their litigation settlement. “Providing these options to the NRTC members who agreed to settle their disputes with DIRECTV assures them that they will receive the benefits of the settlement while providing them with attractive alternatives to continuing marketing and selling DIRECTV services,” said Cox.

Although Pegasus rejected the litigation settlement, and had its claims dismissed last month, DIRECTV has simultaneously made a cash offer to Pegasus—payable in either a lump sum or monthly payments—if Pegasus agrees to an orderly transfer of its subscribers to DIRECTV that is completed before Aug. 31, 2004. “While neither the NRTC nor DIRECTV has an obligation to Pegasus on account of the termination of its contracts, DIRECTV has extended an offer that we believe is fair and reasonable,” said Cox. “We are excited about this new chapter in DIRECTV’s business, which will allow

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DIRECTV/NRTC Agreement

us to cohesively market our service to consumers in NRTC territories and to incrementally expand our owned-and-operated subscriber base.”

Through the end of the first quarter of 2004, the NRTC, its members and Pegasus provided DIRECTV service to approximately 1.5 million customers.

This release may contain certain statements that we believe are, or may be considered to be, “forward looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate” or other similar words or phrases. Similarly, statements relating to future events also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements due to various factors, including the outcome of any appeal which might be filed, other litigation which might be initiated or regulatory factors. More detailed information on the matters referred to in this release, including litigation and other potential factors which could affect the rights or obligations of DIRECTV, Inc., is contained in the filings of The DIRECTV Group, Inc. and DIRECTV Holdings LLC with the U.S. Securities and Exchange Commission.

DIRECTV is the nation’s leading digital multichannel television service provider with more than 12.6 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of The DIRECTV Group, Inc. (NYSE: DTV). The DIRECTV Group is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

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